UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

TIMBERLAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]   No fee required
[  ]    Fee paid previously with preliminary material
[  ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TIMBERLAND BANCORP, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY
STATEMENT FOR THE ANNUAL MEETING OF
SHAREHOLDERS
TO BE HELD ON JANUARY 27, 2026

Updates to the Definitive Proxy Statement

As previously disclosed on our Form 8-K filed on January 7, 2026, on January 1, 2026, Timberland Bancorp, Inc. (the “Company”) was notified that Delap LLP (“Delap”), the Company's independent registered public accounting firm, merged with Aprio, LLP effective on January 1, 2026. The combined audit practices operate as Aprio, LLP (“Aprio”). In connection with the notification of the merger, Delap has resigned as the auditors of the Company and the Audit Committee of the Company’s Board of Directors approved the appointment of Aprio, as the successor to Delap, as the Company’s independent registered public accounting firm.

In light of the Company’s auditor transition subsequent to the Proxy Statement filing, the disclosure under “Proposal 3: Ratification of the Audit Committee’s selection of Delap LLP as our independent registered public accounting firm for the year ended September 30, 2026” is hereby updated as follows:

PROPOSAL 3: RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF APRIO, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2026

In connection with the merger of Delap LLP (“Delap”) with Aprio, LLP (“Aprio”) effective on January 1, 2026, Delap has resigned as the Company’s independent registered public accounting firm and the Audit Committee of the Company’s Board of Directors approved the appointment of Aprio, as the successor to Delap, as  the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026.

As a result of the change in the Company’s independent registered public accounting firm, as Proposal 3, we are requesting that our shareholders ratify the appointment of Aprio as our independent registered public accounting firm for the fiscal year ending September 30, 2026.

A representative of Aprio is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The audit reports of Delap on the Company’s consolidated financial statements for the years ended September 30, 2025 and 2024, and for each of the years in the three-year period ended September 30, 2025, and internal control over financial reporting as of September 30, 2025, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended September 30, 2025 and 2024, and the subsequent interim period through January 1, 2026, there were no (a) disagreements with Delap on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Delap’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the years ended September 30, 2025 and 2024, and the subsequent interim period through the date of this Supplement, neither the Company, nor anyone on its behalf, consulted with Aprio regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a) (1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Delap with a copy of the disclosures contained in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 7, 2026 (the

“Form 8-K”) and requested that Delap furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements contained therein. A copy of Delap’s letter to the Commission, dated January 1, 2026, was filed as Exhibit 16.1 to the Form 8-K.

In addition, all other references to the ratification of the appointment of Delap as our independent registered public accounting firm in the Proxy Statement are updated to refer to the ratification of the appointment of Aprio as our independent registered public accounting firm.

The form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted with respect to Proposal 3 for Delap will be deemed to be votes for Aprio as the legal successor to Delap.

Except for the updated information regarding the change in our independent registered public accounting firm disclosed herein, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2025 Annual Report to Shareholders as each contains information that is important to your decisions in voting at the Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 3 of the Proxy Statement for instructions on how to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT
COMMITTEE’S SELECTION OF APRIO, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC  ACCOUNTING  FIRM FOR THE YEAR ENDING
SEPTEMBER 30, 2026.